Sphere 3D President and CEO Taking Temporary Leave of Absence

Chief Financial Officer Kurt Kalbfleisch Named Acting CEO

STAMFORD, Connecticut, January 31, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company") today announced that President and CEO Patricia Trompeter will be taking a temporary medical leave of absence to address an existing health condition. She is expected to be on leave for approximately four months.

During this time, Ms. Trompeter expects to remain engaged in key strategic decision-making as she continues serving on the Board of Directors, ensuring that her vision and leadership continue to guide the Company. Chief Financial Officer Kurt Kalbfleisch will assume the role of acting CEO, overseeing daily operations and maintaining business continuity.

"I have full confidence that our team will continue executing our strategy seamlessly while I am on leave. Their dedication, expertise, and commitment to our shared vision ensure we remain on track for success," said Ms. Trompeter. "I am dedicated to assisting with business matters during this period as my health permits and look forward to resuming my full duties in due course."

Mr. Kalbfleisch has served as Senior Vice President, Chief Financial Officer, and Secretary of the Company since December 1, 2014, and is well-versed in all aspects of the business. The Board of Directors has expressed full confidence in the management team's ability to execute the Company's strategic initiatives and maintain momentum during this period.

"We remain committed to executing our strategy and driving continued progress," said Duncan McEwan, Chairman of the Board.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to (i) Ms. Trompeter will be taking a temporary medical leave of absence to address an existing health condition; (ii) she will remain on the Board of Directors during her absence; (iii) that Mr. McEwan and the rest of the executive team will continue to execute on our strategy and implement day-to-day operations; and (iv) that Ms. Trompeter plans to return if her health permits; in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2024, and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Sphere 3D Contacts

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com